UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2009

YATINOO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-149995	20-8066540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

510 Turnpike Street, Suite 103 North Andover, MA 01845
(Address of principal executive offices)

Registrant’s telephone number, including area code: (978) 222-9813

Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry Into A Material Definitive Agreement.

Yatinoo Inc. (the “Company” or “Licensee”) entered into a Software License Agreement dated April 23, 2009, with WebVois Global Communication, Inc. (the “Licensor”), a Moroccan corporation.  The Licensor owns technology, patents and published works (the “Technology”) related to voice over Internet Protocol (“VOIP”).  The Licensor granted to the Company a worldwide license to develop and sell or license to the Licensee’s website called the Atmosphere (a social network), the Technology to launch Licensor’s software application.  This is expected to provide the Company with VOIP, videos, text input and audio and Twitter capabilities, via mobile devices.  The Company intends to establish a revenue-based portal delivering a social network, project plan and financial portal called Atmosphere for license worldwide by the Company.

The  Company shall pay Licensor a fee of $33,000 upon execution of the License and $33,000 for the first year thereafter and $16,500 every three months after the first year.

The Company was granted an exclusive 25 year license to use the software in source code to create Atmosphere and to use, manufacture, reproduce, have reproduced, sublicense, market and distribute the software and any derivative approved by the Licensor.

Item 9.01                      Financial Statements and Exhibits

Exhibits

(d)           Software License Agreement made April 23, 2009, by and between WebVois Global Communications, Inc. and Yatinoo Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Yatinoo, Inc.

Date: April 29, 2009	By:	/s/ Francis P. Magliochetti, Jr.
Francis P. Magliochetti, Jr.
Interim CEO